UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
June 13, 2008

CATAPULT COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	0-24701	77-0086010

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
160 SOUTH WHISMAN ROAD
MOUNTAIN VIEW, CA 94041
(Address of principal executive offices, including zip code)
650-960-1025
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers.
     On June 13, 2008, Catapult Communications Corporation (the “Company”) entered into Change of Control Severance Agreements (the “Agreements”) with the following executive officers: Richard A. Karp, David Mayfield, Christopher Stephenson, Terry Eastham, Barbara J. Fairhurst, Kathy Omaye-Sosnow, Adam Fowler and Kalyan Sundhar.
     The Agreements provide for the following benefits:
     (i) Subject to the executive officer’s continued employment through the effective date of a change of control of the Company, the executive officer will receive a lump sum payment in an amount equal to 12 months of the executive officer’s annual base salary as in effect immediately prior to the change of control; and
     (ii) If the Company terminates the executive officer’s employment without cause or if the executive officer resigns from such employment for good reason on or within the 12-month period after a change of control, (A) the executive officer will be entitled to receive a lump sum amount equal to 100% of the executive officer’s annual base salary as in effect immediately prior to the executive officer’s termination date, or, if greater, at the level in effect immediately prior to the change of control; (B) all outstanding equity awards will vest in full as to 100% of the unvested portion of the award, and the executive officer will have up to six months following termination to exercise or acquire such awards; and (C) the executive officer will be entitled to reimbursement for the cost of continued COBRA premiums for up to 18 months.
     The Agreements will terminate on December 31, 2009 unless extended by mutual agreement of the parties. If any executive officer becomes entitled to benefits pursuant to his or her Agreement, such agreement will not terminate until all of the obligations in the agreement have been satisfied.
     The terms “cause”, “change of control” and “good reason” as used in the above summary are each defined terms in the Agreements.
     The form of the Agreement will be filed with the Company’s Quarterly Report on Form 10-Q for its third fiscal quarter.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATAPULT COMMUNICATIONS CORPORATION
/s/ Christopher A. Stephenson
Title: Chief Financial Officer

Date: June 17, 2008

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